Exhibit (i)(2)

CONSENT OF SHEARMAN & STERLING LLP

We hereby consent to the use of our opinion of counsel regarding Fidelity Asset Manager, Fidelity Asset Manager: Aggressive, Fidelity Asset Manager: Growth, Fidelity Asset Manager: Income and Spartan Investment Grade Bond Fund series of Fidelity Charles Street Trust filed as part of this Post-Effective Amendment No. 76 to the Registration Statement (File Nos. 002-73133 and 811-03221) and incorporated by reference to Exhibit (i) to Post-Effective Amendment No. 74 to the Registration Statement.

/s/Shearman & Sterling LLP

Shearman & Sterling LLP

New York, NY

November 28, 2005